SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2007
PRA INTERNATIONAL
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51029 (Commission File Number)	54-2040171 (IRS Employer Identification No.)
12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190
(Address of principal executive offices)
(703) 464-6300
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
J. Matthew Bond’s resignation as Executive Vice President and Chief Financial Officer
     On June 4, 2007, J. Matthew Bond resigned as Executive Vice President and Chief Financial Officer of PRA International (the “Company”).
Linda Baddour’s appointment as Executive Vice President and Chief Financial Officer
     On June 5, 2007, the Company announced the appointment of Linda Baddour to serve as Executive Vice President and Chief Financial Officer of the Company, effective as of June 4, 2007 (the “Effective Date”).
     Prior to her appointment as Executive Vice President and Chief Financial Officer, Ms. Baddour, 48, held the position of Chief Financial Officer at Pharmaceutical Product Development, Inc. (“PPD”), a provider of discovery and development services and products for pharmaceutical, biotechnology and medical device companies, from May 2002 through May 2007. Ms. Baddour joined PPD in December 1995 as the Corporate Controller. Ms. Baddour was promoted to Chief Accounting Officer in 1997 and to Chief Financial Officer in 2002. Prior to working for PPD, Ms. Baddour worked as the Controller for Cooperative Bank from 1980 to 1995. Ms. Baddour holds a B.S. degree in accounting and an M.B.A. from the University of North Carolina at Wilmington. She is a Certified Public Accountant.
     In connection with her appointment as Executive Vice President and Chief Financial Officer, Ms. Baddour and the Company entered into an employment agreement dated as of the Effective Date. The agreement expires on the fourth anniversary of the Effective Date. Pursuant to the agreement, Ms. Baddour will receive an annual base salary of $300,000, subject to increases at the discretion of the Compensation Committee of the Board of Directors of the Company. Ms. Baddour will be eligible for an annual bonus of up to $135,000 subject to the Company’s annual MIP bonus plan. Ms. Baddour will also receive a $50,000 signing bonus. Ms. Baddour will participate in all executive compensation plans, except she will not be considered for additional equity-based grants until 2010. The Company will reimburse Ms. Baddour for her and her family’s relocation to the Reston, Virginia area, provided that the aggregate amount of such reimbursement shall not exceed $200,000.
     In addition, the Company will grant Ms. Baddour the option to purchase up to 225,000 shares of the Company’s common stock. The option, granted on the Effective Date, will have an exercise price equal to the fair market value of the Company’s common stock on the grant date, and will have a seven year term. The portion of the option representing 135,000 shares will vest in increments of 33,750 shares on each of the first four anniversaries of the Effective Date; provided that Ms. Baddour is employed with the Company on the applicable anniversary. Upon a change in control prior to December 31, 2007, the portion of the option representing 67,500 of the 135,000 shares would become vested and fully exercisable, provided that Ms. Baddour is employed by the Company. A change in control occurring after December 31, 2007 would result in a 100% vesting of the portion of the option representing 135,000 shares. The portion of the option representing the remaining 90,000 shares will vest upon the attainment of certain Company common stock closing share prices, as described in the employment agreement. Upon a change in control, these shares would vest based on the share price paid by the acquirer.
     If Ms. Baddour is terminated for “cause” (as defined in her employment agreement), resigns without “good reason” (as defined in her employment agreement) or is terminated on account of disability or death, she will only be entitled to accrued, but unpaid obligations. If Ms. Baddour is terminated without cause or resigns for good reason, then she will be entitled to (i) all accrued, but unpaid, obligations, (ii) a severance payment equal to her annual base salary and the target bonus at the time of termination, (iii) vesting and exercisability of outstanding stock options or other equity awards as governed by the terms of such awards, and (iv) the continued participation in the Company’s group medical, dental and other health benefit coverage for a 12-month period. If Ms. Baddour is terminated without cause or resigns for good reason within one year of a change of control that occurs after December 31, 2007, Ms. Baddour would be entitled to a lump-sum payment equal to two times the severance payment described above, as well as continued participation in the Company’s group medical, dental and other health benefit coverage for a 24-month period.
     Under the agreement, Ms. Baddour is subject to certain non-competition, non-solicitation and confidentiality obligations.
     The foregoing description of Ms. Baddour’s employment agreement is qualified by reference to such agreement, a copy of which is filed as Exhibit 10.1 hereto.
Item 9.01. Financial Statements and Exhibits
(d)

Exhibit No.	Description
10.1	Employment Agreement, dated as of June 4, 2007, between PRA International and Linda Baddour
99.1	Press Release dated as of June 5, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PRA International
By:	/s/ Spiro Fotopoulos
Spiro Fotopoulos, Esq.
Vice President, Legal Affairs

Dated: June 6, 2007